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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM 8-A

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                  AVIALL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


             DELAWARE                                   65-0433083
(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


  2075 DIPLOMAT DRIVE, DALLAS, TEXAS                    75234-8999
(Address of Principal Executive Offices)                (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]


Securities Act Registration Statement file number to which this form relates:
               ---------------------------
                    (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which
      to be so Registered                       Each Class is to be Registered
      -------------------                       ------------------------------
Rights to Purchase Preferred Shares                New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)



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ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On March 14, 2000, the Board of Directors of Aviall, Inc., (the "Company"), approved Amendment No. 1 to Rights Agreement, dated as of March 14, 2000 (the "Amendment"), to the Rights Agreement, dated as of December 7, 1993 (the "Rights Agreement"), between the Company and BankBoston, N.A. (successor to The First National Bank of Boston), as rights agent. The Amendment increases the share ownership threshold to become an Acquiring Person under the Rights Agreement from 10% to 15% of the Company's then-outstanding common stock.

         In addition, the Company's Board has implemented a Three-Year Independent Director Evaluation ("TIDE") policy. Pursuant to the TIDE policy, a committee comprised solely of independent directors of the Company (the "Committee") will periodically review the Rights Agreement in order to consider whether the maintenance of the Rights Agreement continues to be in the best interests of the Company and its stockholders. The Committee will conduct its review at least once every three years, with the next review to be conducted not later than December 31, 2000, and will consider all factors it deems appropriate. Following each such review, the Committee will report its conclusions to the full Board of Directors, including any recommendation as to whether the Rights Agreement should be modified or the Rights should be redeemed.

         Capitalized terms used in this report but not defined shall have the meanings ascribed in the Rights Agreement. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated by reference. Copies of the Rights Agreement and the Amendment are available free of charge from the Company.


ITEM 2.       EXHIBITS.

              Exhibit
              Number       Description

              4.1 Amendment No. 1 to Rights Agreement, dated as of March 14, 2000, to the Rights Agreement, dated as of December 7, 1993, between the Company and BankBoston, N.A. (successor to The First National Bank of Boston).

              4.2 Rights Agreement, dated December 7, 1993, between the Company and BankBoston, N.A. (successor to The First National Bank of Boston) (incorporated herein by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            AVIALL, INC.


                                            By:   /s/ Jeffrey J. Murphy
                                                  ------------------------------
                                                  Jeffrey J. Murphy
                                                  Senior Vice President,
                                                  Law and Human Resources
                                                  Secretary and General Counsel

Date: March 14, 2000

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                                INDEX TO EXHIBITS

              EXHIBIT
              NUMBER       DESCRIPTION
              -------      -----------
              4.1          Amendment No. 1 to Rights Agreement, dated as of
                           March 14, 2000, to the Rights Agreement, dated as of
                           December 7, 1993, between the Company and
                           BankBoston, N.A. (successor to The First National
                           Bank of Boston).

              4.2 Rights Agreement, dated December 7, 1993, between the Company and BankBoston, N.A. (successor to The First National Bank of Boston) (incorporated herein by reference to Exhibit 10.7 to the Company's
                           Annual Report on Form 10-K for the year ended
                           December 31, 1993).